Exhibit 10.4

SECOND AMENDMENT TO THE

SUPERIOR ENERGY SERVICES, INC.

2021 MANAGEMENT INCENTIVE PLAN

This SECOND AMENDMENT TO THE SUPERIOR ENERGY SERVICES, INC. 2021 MANAGEMENT INCENTIVE PLAN (this “Amendment”), effective as of August 14, 2024 (the “Amendment Effective Date”), is adopted and entered into by SUPERIOR ENERGY SERVICES, INC. (the “Company”). Capitalized terms used herein but not defined herein shall have the meanings specified in the Plan (as defined below).

WHEREAS, the Company previously adopted the Superior Energy Services, Inc. 2021 Management Incentive Plan, effective June 1, 2021 (as amended, the “Plan”); and

WHEREAS, the Company desires to amend the Plan pursuant to the right to amend reserved in Section 13(a) of the Plan.

NOW, THEREFORE, the Company amends the Plan as follows:

1. Amendment to Section 2(i) of the Plan. Section 2(i) of the Plan is hereby amended and restated in its entirety with respect to Awards made on or after the Amendment Effective Date to read as follows:

(i)	“Change in Control” means:

(1)

the acquisition by any Person of beneficial ownership of 50% or more of the outstanding shares of the common stock or 50% or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors; provided, however, that for purposes of this subsection (1), the following acquisitions shall not constitute a Change in Control:

a.	any acquisition (other than a Business Combination (as defined below) which constitutes a Change in Control under Section 4(f)(i)(2) hereof) of common stock directly from the Company;

b.	any acquisition of common stock by the Company;

c.	any acquisition of common stock by any employee benefit plan (or related trust) sponsored or maintained by the Company;

d.	any acquisition of common stock by any corporation or other entity pursuant to a Business Combination that does not constitute a Change in Control under Section 4(f)(i)(2) hereof; or

e.

any acquisition of common stock by the Permitted Holders (as used herein, “Permitted Holder” means (a) GoldenTree Asset Management LP, (b) any Affiliate of GoldenTree Asset Management LP or (c) any fund or partnership managed or administered by a Person described in the preceding clauses (a) or (b); provided that in no event shall a portfolio company of any Person described in the preceding clauses (a), (b), or (c) be a Permitted Holder); or

(2)

consummation of a recapitalization, reorganization, share exchange, merger or consolidation (including any such transaction involving any direct or indirect subsidiary of the Company) or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”); provided, however, that in no such case shall any such transaction constitute a Change in Control if immediately following such Business Combination:

a.

the individuals and entities who were the beneficial owners of the Company’s outstanding common stock and the Company’s voting securities entitled to vote generally in the election of directors immediately prior to such Business Combination have direct or indirect beneficial ownership, respectively, of more than 50% of the then outstanding shares of common stock, and more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the surviving or successor corporation, or, if applicable, the ultimate parent company thereof (the “Post-Transaction Corporation”), and

b.

except to the extent that such ownership existed prior to the Business Combination, no Person (excluding the Post-Transaction Corporation, the Permitted Holders and any employee benefit plan or related trust of either the Company, the Post-Transaction Corporation or any subsidiary of either corporation) beneficially owns, directly or indirectly, 25% or more of the then outstanding voting securities entitled to vote generally in the election of directors of the Post-Transaction Corporation or 25% or more of the combined voting power of the then outstanding voting securities of such corporation, and

c.

at least a majority of the members of the board of directors of the Post-Transaction Corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination;

provided, that for purposes of any Award hereunder that constitutes deferred compensation pursuant to Section 409A of the Code and is payable on account of a Change in Control, the event must also constitute a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5).

2. Amendment to Sections 5(b) and 5(c) of the Plan. Effective as of the Amendment Effective Date, Section 5(b) of the Plan is hereby amended and restated in its entirety to read as follows:

(b) Subject to Section 12 of the Plan, the Committee is authorized to grant Awards with respect to an aggregate of five million ninety-six thousand seven hundred and fifteen (5,096,715) shares of Common Stock. For the avoidance of doubt, Other Cash-Based Awards shall not count against the aggregate share limit described in the preceding sentence;

(c) Use of Common Stock to pay the required Exercise Price or tax obligations with respect to any Award, or that are used or withheld to satisfy tax obligations of the Participant shall, notwithstanding anything herein to the contrary, not be available for issuance for other Awards under the Plan. Common Stock underlying Awards under this Plan that are forfeited, cancelled, expire unexercised, or are settled in cash shall thereafter be available for issuance for Awards under the Plan; provided that any Awards with respect to three million ninety-six thousand eight hundred and forty six (3,904,846) shares of Common Stock granted on or following August 19, 2024, to the Chief Executive Officer of the Company or Chief Operating Officer of the Company as inducement Awards granted in connection with their employment or to any other current employee or prospective employee who has accepted an offer of employment or begins providing services to the Company or its Affiliates, if forfeited for any reason, shall not be available for issuance for other Awards under the Plan.

3. Full Force and Effect. Except as expressly modified or waived by this Amendment, all of the terms, covenants, agreements, conditions and other provisions of the Plan shall remain in full force and effect in accordance with their respective terms.

4. No Waiver of Rights. Except as expressly provided herein, for the avoidance of doubt, nothing herein shall limit or otherwise modify any rights or obligations of the Company under the Plan, as amended hereby.

5. Electronic Signatures. Delivery of an executed counterpart to this Amendment by telecopy, e-mail or other electronic means (e.g., “pdf” or “rtf”) shall be effective as an original and shall constitute a representation that an original will be delivered.

6. Governing Law. Section 14(n) of the Plan is hereby incorporated mutatis mutandis.

IN WITNESS WHEREOF, upon authorization of the Board, the undersigned has executed this Amendment on the Amendment Effective Date.

SUPERIOR ENERGY SERVICES, INC.

By:	/s/ James W. Spexarth
Name: James W. Spexarth
Title: Chief Financial Officer